Exhibit 99.2
A. H. Belo Corporation
Jim Moroney
Executive Vice President
September 4, 2008
The Voluntary Severance Offer process has been completed at The Dallas Morning News, The Press-Enterprise and The Providence Journal. Everyone who applied should now have received information on whether their request was accepted.
At The Providence Journal, all VSO applications were accepted. At The Dallas Morning News and The Press-Enterprise, some departments had more applications than the number of opportunities available based on the ongoing needs of those companies. As a result, not all applications were accepted. Additionally, there were fewer VSO applications in some departments at all three operating companies than needed. Therefore, the VSO did not fully achieve the workforce reduction goal that was set to meet our business objectives at any of the operating companies. In order to reduce our workforce to the necessary levels we will implement an involuntary reduction in force in specific departments or work groups to be completed in mid-to-late October.
The reduction in force severance package for the involuntary reduction will be 1.25 weeks of severance for each year of service through 20 years; 2.5 weeks of severance for each year of service above 20 years; and a maximum of 35 weeks.
The reduction in force will be limited to the following departments or work groups:
•	News, Production, the Customer Retention Call Center and Al Día at The Dallas Morning News (approximately 50 positions)

•	News, Consumer Sales, Packaging and Production (excluding Pressroom) at The Press-Enterprise (approximately 30 positions)

•	News, Editorial, Advertising and Promotion departments, subject to contractual obligations, at The Providence Journal
These are challenging times that call for difficult decisions. Over the coming months we will work together to address the challenges ahead and focus on making a smooth transition to our newly-aligned organization. As we move forward, it is important that we all continue to focus on the areas that we each can control — our role in supporting the production of outstanding news and information publications and websites and serving our customers.
Thank you for your commitment and contributions to our organization.
Jim
P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.6685 Fax 214.977.8285
Deliveries: 508 Young Street Dallas, Texas 75202